Rand 3Q Fiscal 2008 Earnings Call Script

Lenny:

Thank you operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' third quarter fiscal 2008 conference call. On the call today from the company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast, and a telephone replay will be available following the call.

Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts but instead statements based upon the current belief and expectations of the management of Rand Logistics. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy:

Thank you Lenny and good morning everyone. Thank you for joining us on today's call.

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After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results, Ed Levy, Rand's President, will discuss recent developments and Joe McHugh, our CFO, will review the financial results. I will summarize the prospects for the coming year and then we'll open the call up for questions.

We are pleased with the results of the fiscal third quarter, which demonstrate the strength of our business and its bright future prospects. Our success is the direct result of the continued execution of our sound business plan, which includes the improved operating efficiency of our fleet and the acquisition of the Voyageur vessels. This resulted in 38% year-over-year revenue growth in the third quarter.

During the quarter we experienced a significant 246% increase in operating margins for our US-flagged vessels as a result of freight rate increases, ongoing investments in our infrastructure and vessel upgrades made early in calendar 2007. In addition, our Canadian-flagged vessels continue to perform well, posting a 41% increase in operating margin over the prior year due to increased freight rates, better operating efficiencies and the previously mentioned Voyageur acquisition.

More recently, we are pleased with several key developments, which will position us for continued profit growth. Ed will review these in more detail but they are:

o First, we amended our credit facility with GE Capital and increased its capacity to approximately $100 million.


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o     Second, we acquired three vessels from WMS for approximately $20 million, and have sold one of these vessels to our Canadian subsidiary.

o Third, we are investing approximately $13 million to repower one of our Canadian vessels, which will increase the vessel's speed and efficiency and reduce it's operating expenses.

o Lastly, we have decided to retire the Calumet, the oldest and smallest vessel in our fleet.

In addition, we continued to make infrastructure investments at the corporate level and upgrades at the vessel level during the quarter, which position Rand for future success. We have a sound operating structure in place that will allow us to continue growing the business without having to increase our operating expenses, which we expect will decline as a percentage of revenue over time. Now I'd like to turn it over to Scott for a review of our operations. Scott?

Scott Bravener:

Thanks, Laurence.

First I'd like to review our operations for the quarter, specifically what drove the 38% increase in overall revenue over the prior year period. Year-over-year revenue growth, excluding the WMS vessels, increased nearly 60% as a result of the improved performance of our Canadian and US vessels, an increase in outside voyage charter revenues, higher fuel surcharges and revenue generated by the recently acquired Voyageur vessels.


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

Excluding the three WMS time chartered vessels, sailing days were 831 for the quarter ended December 31, 2007 versus 692 for the quarter ended December 31, 2006. It is important to note that the third quarter of fiscal 2008 included the results of the Voyageur vessels, which operated for the full quarter. The maximum number of sailing days for the quarter ended December 31, 2007 was 920. We lost a total of 89 days during the third quarter due to the early retirement of the Calumet and vessel incidents during the quarter.

We were able to achieve significant margin improvements in both our US and Canadian fleets during the quarter. Besides increased freight rates, the improvement was due to prior investments in personnel, and preventative maintenance and capital expenditures that have reduced repair costs and improved port efficiencies. As Laurence mentioned, the improvements were particularly noticeable in our US operations where operating margins improved by 246%.

Our three time-chartered vessels from Wisconsin and Michigan Steamship Company generated $6.3 million of revenue in the quarter compared to $7.5 million in the same period last year. The decrease in revenues was caused by difficulties in assembling qualified crews to operate the vessels subsequent to the end of the work stoppage. The three vessels sailed only 243 days for the quarter versus 275 days in the year ago period. Now that we have completed the purchase of these vessels, we have a significant opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into our fleet resulting in more cost efficient operations.


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

Excluding WMS, our EBITDA for the quarter increased by $1.5 million, or 107%, to $2.9 million. This growth is attributable to improved efficiencies realized in our US fleet, higher freight rates and the Voyageur acquisition. We expect continued growth in the future.

We have renewed a significant number of our expiring shipping contracts with existing clients and added several new long term contracts. The contracts that we have already signed will increase the utilization of the fleet and provide us with considerable revenue visibility for the 2008 and beyond navigation seasons. In addition, we have further diversified our customer base and end markets by increasing the percentage of agricultural products that we carry.

We continue to see industry demand significantly exceeding current capacity and given the cost prohibitive nature of building new vessels, we are well positioned to capitalize on shipping rate increases and efficiency opportunities to further boost our revenue and cash flow. In addition, we believe we are well positioned to weather any near term economic challenges due to our diversified network of blue chip customers, fuel surcharges that mitigate our exposure to rising fuel costs, and our low cost operating structure. Lastly, we are encouraged by the recent above normal levels of precipitation in the upper Great Lakes basin. Higher water levels afford vessel operators greater capacity utilization.


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

In summary, I believe that additional profit enhancement opportunities still exist within both fleets, particularly as we integrate the three WMS vessels into our operations and leverage operating efficiencies to eliminate redundancies and improve vessel performance. I am pleased with the operating performance of our base business for the year to date, and look forward to a successful start of the 2008 shipping season.

I will now turn the call over to Ed. Ed?

Ed Levy

Thanks Scott. As Laurence mentioned, we had several significant developments in the current quarter. First, we have acquired the three vessels from WMS that we were operating under a time-charter agreement. The all-in purchase price for the vessels was approximately $20 million, or approximately 3X forecasted EBITDA. In addition, we have sold one of the three acquired vessels to our Canadian subsidiary for Canadian registry and deployment. This decision was based on strong contractual demand by our customers and will allow us to capitalize on the more favorable operating margins within our Canadian fleet.

We believe this acquisition represents an opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into our fleet resulting in more cost efficient operations.


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

Secondly, yesterday we also announced that we've amended our credit facility with GE Capital, which increases our borrowing capacity to approximately $100 million. The additional capital will be used to finance the WMS acquisition, the Saginaw repowering project and working capital. The amended credit facility provides us with added financial flexibility to execute our business plan.

We are investing approximately $13 million to repower one of our Canadian-flagged vessels with a new highly automated emissions compliant power plant. The repowering is expected to improve operating margins due to an increase in speed and a reduction in fuel consumption, labor, maintenance and other operating costs. Management estimates that the investment will generate an annual mid-teens return on investment and will be completed in April 2008.

Lastly, after extensive analysis, we have decided to retire the Calumet, the oldest and smallest vessel in our fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return over the next five years was not justifiable. The removal of the Calumet, combined with our transfer of one of the three acquired vessels from WMS to our Canadian subsidiary, removes a total of approximately 3 million tons of capacity from the U.S. market. Despite removing capacity from the market, we will be able to continue servicing our network of blue-chip customers without a significant impact to our results or operations. We continue to operate in an environment where freight demand significantly exceeds capacity, and we are well positioned to capitalize on this opportunity to further grow our business.


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

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh

Thanks Ed. I am sure you've all read through our third quarter news release and possibly even our 10-Q filed today, so I will not review all the numbers in exhaustive detail. Excluding the VIE, EBITDA for the third quarter of fiscal 2008 decreased to $1.9 million from $2.7 million for the third quarter of last year.

We incurred a loss of $1.1 million associated with the three vessels that operated under the WMS time charter versus a positive EBITDA of $1.2 million in the comparable quarter. Excluding the WMS vessels, fiscal 2008 third quarter EBITDA for the core operations would have increased by $1.5 million year-over-year to $2.9 million, despite a $700,000 increase in G&A expenses.

Specifically, G&A at the operating company increased by $800,000 to $1.9 million primarily attributable to a number of initiatives necessary to support the company's growth. We consider approximately $400,000 of the increase to be non-recurring including the cost of significantly upgrading the finance and IT infrastructure and expensing certain Voyageur start-up costs. Costs related to the IT infrastructure upgrades will continue through the end of this fiscal year.


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

The increase in operating company G&A was in part offset by a $200,000 decrease in Rand's public company expenses including reduced legal expenses. We want to reaffirm our guidance that we expect cash public company expenses to equal approximately $2.5 million in fiscal 2008.

Now I would like to turn it over to Laurence.

Laurence Levy:

Thanks, Joe.

In closing, we are positioned to have a very successful 2008 shipping season. The majority of our investments to improve Rand's operating efficiencies are behind us and importantly, they are beginning to yield significant benefits to our shareholders. In addition, our ongoing operational improvements, our WMS acquisition, the Canadian vessel repowering, the full year results from the Voyageur vessels, and the elimination of non-recurring IT and infrastructure expenses should continue to drive profit growth. Lastly, we will continue to pursue additional growth both internally and externally through financially prudent acquisitions.

We maintain a leadership position in an industry with high barriers to entry and significant demand from our network of blue-chip customers, resulting in long-term revenue visibility. We believe that we are well positioned to weather


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any near-term economic challenges. We are very excited for the outlook of our business for the coming year and beyond, and look forward to updating you on our future success.

With that, I would like to turn the call back to the operator and open it up for questions.


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